The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,670,488
Class B	$108,457
Class C	$192,709
Class F	$78,830
Total	$2,050,484
Class 529-A	$17,023
Class 529-B	$2,489
Class 529-C	$6,121
Class 529-E	$786
Class 529-F	$562
Class R-1	$1,757
Class R-2	$11,774
Class R-3	$25,124
Class R-4	$12,865
Class R-5	$11,410
Total	$2,140,395

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5120
Class B	$0.4345
Class C	$0.4299
Class F	$0.5075
Class 529-A	$0.5035
Class 529-B	$0.4210
Class 529-C	$0.4214
Class 529-F	$0.5247
Class 529-E	$0.4733
Class R-1	$0.4250
Class R-2	$0.4242
Class R-3	$0.4724
Class R-4	$0.5019
Class R-5	$0.5327

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,408,378
Class B	256,769
Class C	466,683
Class F	162,938
Total	4,294,768
Class 529-A	36,696
Class 529-B	6,266
Class 529-C	15,543
Class 529-E	1,780
Class 529-F	1,176
Class R-1	4,530
Class R-2	29,494
Class R-3	59,931
Class R-4	31,855
Class R-5	27,404
Total	4,509,443

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.61
Class B	$18.49
Class C	$18.46
Class F	$18.58
Class 529-A	$18.59
Class 529-B	$18.54
Class 529-C	$18.55
Class 529-E	$18.56
Class 529-F	$18.59
Class R-1	$18.55
Class R-2	$18.49
Class R-3	$18.57
Class R-4	$18.59
Class R-5	$18.61